Exhibit 5.1

(210) 554-5298	teolson@coxsmith.com

April 13, 2004

International Bancshares Corporation
1200 San Bernardo Avenue
Laredo, Texas 78040

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel to International Bancshares Corporation (“IBC”) in connection with the preparation and filing with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the regulations promulgated thereunder, of the registration statement on Form S-4 filed with the Commission on March 19, 2004 and as amended by an amendment thereto filed on April 13, 2004 (the “Registration Statement”) relating to the issuance of shares of IBC’s common stock, $1.00 par value per share (the “Shares”), in connection with the merger (“Merger”) of Local Financial Corporation (“Local”) with and into LFC Acquisition Corp., a Delaware corporation and wholly-owned indirect subsidiary of IBC (“Acquisition Sub”), pursuant to which, among other things, Local would be the surviving corporation in the Merger, as provided in that certain Agreement and Plan of Merger dated January 22, 2004 (the “Agreement”), among IBC, Acquisition Sub and Local, all as more specifically described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Agreement;

(ii)	the Registration Statement;

(iii)	the Articles of Incorporation of IBC, as amended (the “Articles of Incorporation”);

(iv)	the Restated By-laws of IBC, as currently in effect (the “Bylaws”); and

(v)	certain resolutions of the Board of Directors of IBC relating to the Agreement and the issuance and registration of the Shares pursuant thereto.

     We have also examined and are familiar with originals or copies, the authenticity of which have been established to our satisfaction, of all such other documents, corporate records, certificates of officers of IBC and public officials, and other instruments as we have deemed necessary to express the opinions hereinafter set forth. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of IBC and others and of public officials.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than IBC and Acquisition Sub had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise by such parties, and the execution and delivery by such parties of such documents.

     In expressing our opinions herein, we express no opinion as to compliance with federal and state securities laws.

     The opinions expressed herein are limited to the corporate laws of the State of Texas and the federal laws of the United States (the “Applicable Law”). Members of our firm are admitted to the practice of law in the State of Texas, and we do not express any opinion as to the laws of any other jurisdiction other than the Applicable Law to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Law, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

     For purposes of this opinion, we have assumed that, prior to the issuance of the Shares, (i) the Registration Statement, as finally amended, becomes and remains effective during the period when the Shares are offered and issued, (ii) Local’s stockholders have approved the Merger, (iii) the Merger becomes effective, (iv) the Shares are issued in accordance with the Agreement, (v) appropriate certificates evidencing the Shares are executed and delivered by IBC and (vi) the value of Local common stock being cancelled in connection with the transactions contemplated by the Agreement equals or exceeds the par value of the Shares.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that, the Shares of IBC to be issued in connection with the Merger described in the Registration Statement will, upon consummation of the Merger and the issuance and delivery of such shares to the Local stockholders pursuant to the Agreement, be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the proxy statement-prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the general rules and regulations of the Commission promulgated thereunder.

Very Truly Yours,

COX & SMITH INCORPORATED

By:	/s/ TOBIN E. OLSON For the Firm